EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Coffee Holding Co., Inc. Reports Year End Results

BROOKLYN, New York – January 31, 2011. Coffee Holding Co., Inc. (Nasdaq :JVA) today announced its operating results for the fiscal year ended October 31, 2010. In this release, the Company:

●	Reports net income of $2,389,361, or $0.44 per share (basic and diluted) for the fiscal year ended October 31, 2010;

●	Reports net sales of $83,491,967 for the fiscal year ended October 31, 2010; and

●	Reports sales growth of 12.1% for the fiscal year ended October 31, 2010 compared to the fiscal year ended October 31, 2009.

The Company had net income of $2,389,361, or $0.44 per share (basic and diluted), for the fiscal year ended October 31, 2010 compared to a net income of $3,291,066, or $0.60 per share (basic and diluted) for the fiscal year ended October 31, 2009. Results for the fiscal year ended October 31, 2009 include a one-time gain of $1,205,796, or $0.22 cents per share, on the sale of the Company’s Brooklyn, New York facility.

Net sales totaled $83,491,967 for the fiscal year ended October 31, 2010, an increase of $9,040,294, or 12.1%, from $74,451,673 for the fiscal year ended October 31, 2009. The increase in net sales reflects higher coffee prices during fiscal year 2010 as compared to fiscal year 2009, the addition of the OPTCO operations and an increase in poundage sold as the Company eclipsed the 40 million pound level for the first time in its history.

Cost of sales for the fiscal year ended October 31, 2010 was $72,931,626, or 87.3% of net sales, as compared to $64,439,494, or 86.6%, of net sales for the fiscal year ended October 31, 2009. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The increase in cost of sales reflects the increased cost of green coffee. Cost of sales includes purchases of approximately $19.3 million and $16.7 million in fiscal years 2010 and 2009, respectively, from a related party.

Total operating expenses increased $155,547, or 2.4%, to $6,544,597 for the fiscal year ended October 31, 2010 from $6,389,050 for the fiscal year ended October 31, 2009 due to a slight increase in selling and administrative expense, partially offset by a slight decrease in officers’ salaries. Selling and administrative expenses increased $183,746, 3.3%, to $5,809,397 for the year ended October 31, 2010 from $5,625,651 for 2009. The slight increase in selling and administrative expenses reflects several factors, including increases of approximately $20,000 in advertising costs, $33,000 in insurance cost, $153,000 in professional services, $20,000 in office expenses and $118,000 in travel/show and demo costs, partially offset by decreases of approximately $103,000 in salaries, $50,000 in utilities and $16,000 in moving costs.

“We are pleased to report another year of positive results to our loyal shareholder base. Our continued growth as one of the leading specialty coffee dealers together with our acquisition of OPTCO in 2010 was the driving force behind a 12% increase in sales which led to an increased income from operations as compared to 2009. We believe we remain well positioned within the industry to take advantage of the coffee consumers’ desire for a better cup of coffee. Our shift in our sales mix reflects this as approximately 60% of our revenues are now derived from higher end specialty coffee sales which are comprised of top quality Arabica coffees as well as our increased penetration into the fast growing organic coffee market aided by our OPTCO transaction,” said Andrew Gordon, the Company’s President and Chief Executive Officer.

“Sales of private label and our own brands continue to play an important role in our Company’s growth. Although we have less private label business now than in past years, our current core customer base represents a solid loyal platform from which to build upon at a time when the volatility and steep rise in the green coffee market has made this end of the business an area where selectivity is vital for profitability,” commented Mr. Gordon.

“We also have rolled out additional new flavors on our Entenmann’s bagged coffee line which is where we have had our greatest success with this brand. We believe the future of specialty retail coffee is not only looking up for our wholesale customer base, but for our own higher end marketed brands (S&W and Entenmann’s) as well,” said Mr. Gordon.

"Although we continue to expect continued volatility and high prices in the Arabica coffee (commodity) market, we believe we are well positioned for continued growth and profitability in 2011,” added Mr. Gordon.

The Company’s previously announced quarterly cash dividend of $0.03 per share will be paid on January 31, 2011 to stockholders of record as of the close of business on January 17, 2011.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2010 AND 2009

	2010	2009
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$1,672,921	$1,773,373
Commodities held at broker	275,499	77,306
Accounts receivable, net of allowances of $197,078 for 2010 and $165,078 for 2009	8,852,372	10,174,221
Inventories	8,190,420	4,800,143
Prepaid green coffee	1,335,676	-
Prepaid expenses and other current assets	502,852	419,740
Prepaid and refundable income taxes	9,521	36,068
Deferred income tax asset	328,000	286,000
TOTAL CURRENT ASSETS	21,167,261	17,566,851

Machinery and equipment, at cost, net of accumulated depreciation of $5,147,593 and $4,681,558 for 2010 and 2009, respectively	1,560,940	1,648,214
Customer list and relationships, net of accumulated amortization of $3,750 for 2010	146,250	-
Trademarks	180,000	-
Goodwill	440,000	-
Deposits and other assets	699,029	588,573
TOTAL ASSETS	$24,193,480	$19,803,638
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$7,124,072	$6,655,916
Line of credit	2,306,749	791,628
Income taxes payable	234,744	453,512
Contingent liability	41,000	-
Deferred income tax liabilities	73,300	121,000
TOTAL CURRENT LIABILITIES	9,779,865	8,022,056

Deferred income tax liabilities	216,700	14,500
Deferred rent payable	124,756	99,067
Deferred compensation payable	540,642	489,782
TOTAL LIABILITIES	10,661,963	8,625,405
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,579,830 and 5,529,830 shares issued for 2010 and 2009, respectively; 5,490,823 and 5,440,823 shares outstanding for 2010 and 2009, respectively	5,580	5,530
Additional paid-in capital	7,581,973	7,327,023
Contingent consideration	39,000	-
Retained earnings	6,151,054	4,095,671
Less: Treasury stock, 89,007 common shares, at cost for 2010 and 2009	(295,261)	(295,261)
Total Coffee Holding Co., Inc. and OPTCO Stockholders’ Equity	13,482,346	11,132,963
Noncontrolling interest	49,171	45,270
TOTAL EQUITY	13,531,517	11,178,233
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,193,480	$19,803,638

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FISCAL YEARS ENDED OCTOBER 31, 2010 AND 2009

	2010	2009
NET SALES	$83,491,967	$74,451,673

COST OF SALES (which include purchases of approximately $19.3 million and $16.7 million in fiscal years 2010 and 2009, respectively, from a related party)	72,931,626	64,439,494

GROSS PROFIT	10,560,341	10,012,179

OPERATING EXPENSES:
Selling and administrative	5,809,397	5,625,651
Officers’ salaries	735,200	763,399
TOTAL	6,544,597	6,389,050
INCOME FROM OPERATIONS	4,015,744	3,623,129
OTHER INCOME (EXPENSE):
Interest income	94,355	9,191
Other income and gains	-	5,700
Gain on sale of manufacturing facility	-	2,107,501
Interest expense	(237,348)	(253,092)
TOTAL	(142,993)	1,869,300

INCOME BEFORE PROVISION FOR INCOME TAXES AND
NONCONTROLLING INTEREST IN SUBSIDIARIES	3,872,751	5,492,429

Provision for income taxes	1,479,489	2,159,319

NET INCOME BEFORE NONCONTROLLING INTEREST IN SUBSIDIARIES	2,393,262	3,333,110
Less: Net income attributable to the noncontrolling interest in subsidiaries	(3,901)	(42,044)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$2,389,361	$3,291,066

Basic and diluted earnings per share	$.44	$.60

Weighted average common shares outstanding:
Basic	5,463,837	5,441,462
Diluted	5,468,439	5,441,462

COFFEE HOLDING CO., INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FISCAL YEARS ENDED OCTOBER 31, 2010 AND 2009

						Additional Paid - in	Retained	Contingent	Non-Controlling
	Common Stock		Treasury Stock			Capital	Earnings	Consideration	Interest	Total
	$.001 Par Value
	Number of		Number of
ITEM 2.	Shares	Amount	Shares	Amount

Balance, 10/31/08	5,445,516	$5,530	84,314		$(289,735)	7,327,023	$804,605	$0	$0	$7,847,423

Stock repurchase	(4,693)	-	4,693		(5,526)	-	-	-	-	(5,526)

Net income	-	-	-		-	-	3,291,066	-	-	3,291,066

Non-Controlling Interest	-	-	-		-	-	-	-	45,270	45,270

Balance, 10/31/09	5,440,823	$5,530	89,007		$(295,261)	$7,327,023	$4,095,671	$-	$45,270	$11,178,233

Stock issued	50,000	50	-		-	254,950	-			255,000

OPTCO	-	-	-		-	-	-	39,000	-	39,000

Dividend							(333,978)			(333,978)

Net income	-	-	-		-	-	2,389,361	-	-	2,389,361

Non-Controlling Interest	-	-	-		-	-	-	-	3,901	3,901

Balance, 10/31/10	5,490,823	$5,580	89,007	$	(295,261)	$7,581,973	$6,151,054	$39,000	$49,171	$13,531,517

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED OCTOBER 31, 2010 AND 2009

	2010	2009
OPERATING ACTIVITIES:
Net income	$2,393,262	$3,333,110
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	469,787	537,375
Gain on sale of manufacturing facility	-	(2,107,501)
Unrealized gain on commodities	(198,193)	(329,187)
Other gains	-	(5,700)
Bad debt expense	17,618	95,294
Deferred rent	25,689	29,108
Deferred income taxes	112,500	687,377
Changes in operating assets and liabilities:
Accounts receivable	1,304,231	(1,201,718)
Inventories	(1,580,353)	246,411
Prepaid expenses and other current assets	(83,112)	(134,840)
Prepaid green coffee	(1,335,676)	-
Prepaid and refundable income taxes	26,547	989,867
Accounts payable and accrued expenses	468,156	(2,464,207)
Deposits and other assets	(59,596)	91,464
Income taxes payable	(218,768)	453,512
Net cash provided by operating activities	1,342,092	220,365

INVESTING ACTIVITIES:
Purchase of assets of OPTCO – net cash paid	(2,259,924)	-
Proceeds from the sale of equipment	-	30,000
Proceeds from the sale of manufacturing facility	-	2,906,473
Purchases of machinery and equipment	(363,763)	(204,808)
Net cash (used in) provided by investing activities	(2,623,687)	2,731,665

FINANCING ACTIVITIES:
Advances under bank line of credit	84,750,863	76,276,346
Principal payments under bank line of credit	(83,235,742)	(75,484,718)
Payoff of previous bank line of credit	-	(3,522,207)
Payment of dividend	(333,978)	-
Purchase of treasury stock	-	(5,526)
Net cash provided by (used in) financing activities	1,181,143	(2,736,105)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(100,452)	215,925

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,773,373	1,557,448

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,672,921	$1,773,373

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED OCTOBER 31, 2010 AND 2009

	2010	2009
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$241,371	$250,266
Income taxes paid	$1,585,757	$737,494
Income taxes (refunded)	$-	$(703,123)

SUPPLEMENTAL DISCLOSURE INVESTING ACTIVITIES:
On May 17, 2010, the Coffee Holding Co., Inc. acquired substantially all of the assets of OPTCO:
Assets acquired:
Inventory	$1,809,924	$-
Equipment	15,000	-
Customer list and relationships	150,000	-
Trademarks	180,000	-
Goodwill	440,000	-
Total assets acquired:	2,594,924	-
Purchase of assets funded by:
Contingent liability	41,000	-
Contingent consideration	39,000	-
Common stock, par value $.001 per share, 50,000 shares	50	-
Additional paid-in capital	254,950	-
	335,000	-

Net cash paid	$2,259,924	$-

Contact: Coffee Holding Co., Inc.
Andrew Gordon, President & CEO
(718) 832-0800